Exhibit 4.1

SEARS PUERTO RICO SAVINGS PLAN

Effective
As of January 1, 2005

SEARS PUERTO RICO SAVINGS PLAN

Effective As of January 1, 2005

SECTION 1

General

          1.1 History, Purpose and Effective Date. Sears, Roebuck and Co. (the "Company"), a New York corporation, has established the Sears Puerto Rico Savings Plan to encourage eligible employees to save a portion of their earnings on a regular basis, to accumulate capital for their future economic security and to share in the profits of the Company. The Plan consists of a profit sharing plan with a cash-or-deferred arrangement which is intended to qualify under sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the "Code"). Except as expressly designated herein, the Plan is effective as of January 1, 2005, generally the "Effective Date" of the Plan as set forth herein. If a different effective date is set forth herein with respect to a particular provision, that date shall determine the effective date with respect to that provision.

          1.2 Related Companies and Employers. The term "Related Company" means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 1028 of the Code. The Company and each Related Company which adopts the Plan with the consent of the Company are referred to below collectively as the "Employers" and individually as an "Employer".

          1.3 Plan Administration, Trust and Fiduciary Responsibility. The authority to control and manage the noninvestment operations of the Plan is vested in the Company, as more fully described in subsection 13.1. Except as otherwise expressly provided herein, the Company shall have the rights, duties and obligations of an "administrator" and "Plan Administrator" as that term is defined in Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as otherwise provided herein or in the Trust, a committee comprised of one or more members appointed by the Company to oversee the investment of the Plan's assets (the "Investment Committee") has the authority and responsibility to appoint or select trustees, custodians, and the Named Fiduciary described in Section 13, to determine the number and type of investment options (including, without limitation, the investment style of each investment option, such as active or passive management style, growth or value investment orientation or large cap or small cap investment orientation) offered under the Plan, to oversee any Participant-directed brokerage accounts, and to select mutual funds, or a window option of mutual funds ("window option"), pursuant to and in accordance with subsections 6.1 and 13.11 of the Plan. The Named Fiduciary has the authority and responsibility to select, subject to the authority of the Investment Committee set forth in the immediately preceding sentence, and subject to subsections 6.1 and 13.11, the investment options offered under the Plan (within the categories established by the Investment Committee), to appoint the investment manager for each option made available under the Plan (other than, any Participant-directed brokerage account or any mutual fund or window option), to establish investment guidelines, proxy voting policies and securities trading and lending procedures for all Investment Funds for which it is responsible, and to monitor the performance of the Trustee and custodian, and of the Investment Managers retained by the Named Fiduciary, and of the Investment Funds (other than, any Participant-directed brokerage account and any mutual fund or window option entirely chosen by the Investment Committee). A mutual fund or window option is treated as "entirely chosen" by the Investment Committee if the Investment Committee, rather than the Named Fiduciary, directs the Trustee to execute the subscription agreement and all other documentation related to the Plan's investment in such mutual fund or window option. The Company, the Investment Committee, the members thereof, and the Named Fiduciary shall be "named fiduciaries", as described in Section 402 of ERISA, with respect to their authority under the Plan. All assets of the Plan will be held, managed and controlled by one or more trustees (the "Trustee") acting under a "Trust" established pursuant to a "Trust Agreement" which forms a part of the Plan. The Company may also appoint an outside recordkeeper ("Recordkeeper") to maintain the records of Participants' Accounts under the Plan and to handle other administrative matters.

          1.4 Plan Year. The term "Plan Year" means the twelve-consecutive-month period beginning on each January 1 and ending on the following December 31.

          1.5 Accounting Dates. The term "Accounting Date" means each day on which the New York Stock Exchange is open for business, as determined by the Company in its sole discretion.

          1.6 Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the Commonwealth of Puerto Rico, including the Code and the Regulations promulgated thereunder and the laws of ERISA, to the extent that such laws are not preempted by federal law.

          1.7 Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

          1.8 Notices. Any notice or document required to be filed with the Company under the Plan will be properly filed if delivered or mailed, postage prepaid, to the Company (or its delegate), at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

          1.9 Form of Election and Signature. Unless otherwise specified herein, and except as provided in Section 11.4, any election or consent permitted or required to be made or given by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be made in writing or shall be given by means of such interactive telephone and/or computer system, such as website access, as the Plan Administrator may designate from time to time as the sole vehicles, for executing regular transactions under the Plan (referred to generally herein as the "Phone System"). Each Participant shall have a personal identification number or "PIN" for purposes of executing transactions through the Phone System. In addition, the Plan Administrator can establish an alternate procedure for executing regular transactions through the Phone System by which each participant can use individually identifiable information (other than his PIN) as specified by the Plan Administrator.

          The entry by a Participant of his PIN (with his Social Security Number) or any other identification information specified by the Plan Administrator, shall constitute his valid signature for purposes of any transaction the Company determines should be executed by means of the Phone System, including, but not limited to, enrolling in the Plan, electing contribution rates, making investment choices, executing loan documents (if loans are permitted under the Plan) and consenting to a withdrawal or distribution. Any election made through the Phone System shall be considered submitted to the Plan Administrator on the date it is electronically transmitted, unless such transmission occurs after the applicable cut off date, as determined by the Company in its sole discretion, for the Phone System for that day, in which case it will be considered submitted on the next day on which the New York Stock Exchange is open for business.

          1.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

           1.11 Action by Employers. Any action required or permitted to be taken by the Company or any other Employer which is a corporation shall be by resolution of its Board of Directors or a duly authorized committee thereof, or by a duly authorized officer of the Employer. Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.

           1.12 Plan Supplements. The provisions of the Plan as applied to any Employer or any group of employees of any Employer may be modified or supplemented from time to time by the Company by the adoption of one or more "Supplements". Each Supplement shall form a part of the Plan as of the Supplement's effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.

           1.13 Defined Terms. Terms used frequently with the same meaning are defined throughout the Plan. The Index of Defined Terms attached hereto contains an alphabetical listing of all such terms and the subsections in which they are defined.

SECTION 2

Eligibility Service

          2.1 Year of Eligibility Service. Each employee, regardless of whether he is a full-time, part-time, seasonal or temporary employee, who has not already been credited with a Year of Eligibility Service (or who has been so credited but who after the Effective Date is treated as a new hire pursuant to subsection 2.2) will have a Year of Eligibility Service at the end of the first Computation Period during which he completes 1,000 Hours of Service (without having to be employed on the last day of such Computation Period), with "Computation Period" for purposes of this paragraph meaning the initial 12-month period beginning on the date the employee is first credited with an Hour of Service and each Plan Year beginning after such date. For purposes of this paragraph, if an employee who terminates employment with the Employers and related Companies is reemployed, the Plan year containing his reemployment date will constitute a Computation Period, and if such employee is reemployed in a Computation Period that is different than the Computation Period in which he terminated employment, the twelve-month period beginning with his reemployment date will also be a Computation Period (in addition to the Plan Years beginning after his reemployment date).

          2.2 Treatment as New Employee After Consecutive One Year Breaks in Service. If an employee who has never become a Participant (and therefore does not have a nonforfeitable right to any benefit under the Plan) terminates employment with the Employers and Related Companies prior to January 1, 2005, and the number of his consecutive One Year Breaks in Service equals or exceeds seven (six in the case of an individual whose first 12 months of a Maternity or Paternity Absence are disregarded under subsection 2.4), then any Year of Eligibility Service (and any eligibility service not yet constituting a Year of Eligibility Service) earned prior to the first such One Year Break in Service shall be erased and, if he is later employed or reemployed by an Employer or a Related Company, he shall be considered a new employee for all purposes under the Plan.

          Effective with respect to terminations of employment on or after January 1, 2005, if an employee who has never become a Participant (and therefore does not have a nonforfeitable right to any benefit under the Plan) terminates employment with the Employers and Related Companies, and the number of his consecutive One Year Breaks in Service equals of exceeds the greater of five (or his years of Vesting Service prior to his termination) then any Year of Eligibility Service (and any eligibility service not yet constituting a Year of Eligibility Service) and any Years of Vesting Service (and any vesting service not yet constituting a Year of Vesting Service) shall be erased and, if he is later employed or reemployed by an Employer or a Related Company, he shall be considered a new employee for all purposes under the Plan.

          Notwithstanding the foregoing, an individual who was employed by the Company or a Related Company before 1998 and who terminates employment after having earned a Year of Eligibility Service and attained age 21 but before becoming a Participant by making contributions to the Plan shall retain his Year of Eligibility Service regardless of the length of his absence. The foregoing exception shall not apply to any individual who was hired before 1998 but who terminates employment with the Employers and Related Companies without having earned a Year of Eligibility Service.

          A Participant's number of Years of Vesting Service accrued after five consecutive One Year Breaks in Service shall be disregarded for purposes of determining the nonforfeitable percentage of his benefit under the Plan derived from Employer contributions which accrued prior to such break.

          2.3 Hour of Service. The term "Hour of Service" means, with respect to any employee, each hour for which he is paid or entitled to payment for the performance of duties for an Employer or a Related Company or for which back pay, irrespective of mitigation of damages, has been awarded to the employee or agreed to by an Employer or a Related Company, subject to the following:

(a) An employee or Participant shall be credited with the number of regularly scheduled working hours included in the time period on the basis of which payment to the Employee is calculated (or, if the number of such hours is not determinable, 8 Hours of Service per day (to a maximum of 40 Hours of Service per week)) for any period during which he performs no duties for an Employer or a Related Company (irrespective of whether the employment relationship has terminated) by reason of a vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence but for which he is directly or indirectly paid or entitled to payment by an Employer or a Related Company; provided, however, that an employee or Participant shall not be credited with more than 501 Hours of Service under this paragraph (a) for any single continuous period during which he performs no duties for an Employer or a Related Company. Payments considered for purposes of the foregoing sentence shall include payments unrelated to the length of the period during which no duties are performed but shall not include payments made solely as reimbursement for medically related expenses or solely for the purpose of complying with applicable workmen's compensation, unemployment compensation or disability insurance laws.

(b) Solely for purposes of determining whether an employee has incurred a One Year Break in Service, the employee shall be credited, to the extent not otherwise credited in accordance with the foregoing provisions of this subsection 2.3 with 8 Hours of Service for each day up to a maximum of 40 Hours of Service for each calendar week for any period during which the employee is absent from active employment with an Employer or Related Company by reason of a Maternity or Paternity Absence. Hours of Service credited in accordance with the foregoing sentence shall be credited for the Plan Year during which the absence begins to the extent that such crediting would prevent the employee from incurring a One Year Break in Service during that year and, in each case, shall be credited in the immediately following year.

(c) Hours of Service shall be calculated and credited pursuant to Department of Labor Regulation section 2530.200b-2, which is incorporated herein by reference.

          2.4 One Year Break in Service. For an absence beginning before the Effective Date, the term "One Year Break in Service" means the 12-consecutive-month period commencing on the day after the day an employee's employment with the Employers and Related Companies is terminated for any reason, unless such absence constitutes a Maternity or Paternity Absence. With respect to paragraph 2.1, any absence of less than 12 months following such termination of employment shall be disregarded. An individual who is absent because of service in the U.S. Armed Forces will begin a One Year Break in Service on the 91st day following his discharge from military service, if he does not return to work within 90 days of such discharge. With respect to an individual whose absence from employment constitutes a Maternity or Paternity Absence, the term "One Year Break in Service" means the 12-consecutive-month period commencing on the second anniversary of the first day of such absence if he is not paid or entitled to payment for the performance of duties for an Employer or a Related Company during that 12-consecutive-month absence. The period between the first and second anniversaries of the first day of a Maternity or Paternity Absence shall not constitute a period of continuous Service.

          The term "Maternity or Paternity Absence" means an employee's or Participant's absence from work because of the pregnancy of such individual, the birth of a child of such individual, the placement of a child with such individual in connection with the adoption of a child by such individual, or for purposes of caring for the child by such individual immediately following such birth or placement. The Plan Administrator may require the employee or Participant to furnish such information, as it considers necessary to establish that such individual's absence was a Maternity or Paternity Absence.

          For an absence beginning after the Effective Date, the term "One Year Break in Service" means with respect to any employee, any Plan Year during at least a portion of which he is not an employee of an Employer or a Related Company and during which he completes fewer than 501 Hours of Service.

          2.5 Military Absences. Notwithstanding any other provision of the Plan to the contrary, eligibility service shall be credited, and make-up contributions shall be permitted (and made), as required by Chapter 43 of Title 38 of the United States Code.

          2.6 Service With Sears Canada Inc. Any eligibility service earned by an employee of Sears Canada, Inc., who subsequently becomes employed by an Employer as defined in this Plan, will be recognized under this Plan.

          2.7 Pre-Acquisition Service. By written resolution of the most senior executive of the Company with primary responsibility for employee benefit matters, regardless of title (the "Benefits Executive"), or by the terms of a stock or asset purchase agreement, merger agreement or other transaction document executed by the Company, the Company may recognize pre-acquisition service with, or pre-acquisition eligibility under a plan similar to the Plan of, a company which becomes a Related Company or the assets of which are acquired by a Related Company, for purposes of determining eligibility under the Plan. Such pre-acquisition service and/or eligibility shall be calculated in such manner as the Benefits Executive in his sole discretion shall determine.

SECTION 3

Participation in Plan

          3.1 Eligibility for Participation. Subject to the terms and conditions of the Plan, each Eligible Participant who was a participant under the Sears 401(k) Savings Plan prior to January 1st, 2005 shall become a Participant in the Plan on the effective date of his election to participate in the Plan, provided such individual is an Eligible Employee on such date. An Eligible Employee will become a "Participant" in the Plan on the later of (i) the first day of the third month following the date of hire, regardless of age and (ii) the effective date of his election to participate in the Plan, provided he is still an Eligible Employee on such date. Each employee of an Employer is an "Eligible Employee" for any period in which he satisfies all of the following requirements:

(a) He belongs to a group of employees to whom participation in the Plan has been extended by the Company ("an eligible group"),

(b) He is not a member of a collective bargaining unit, unless the Plan has been extended to the collective bargaining unit under a currently effective collective bargaining agreement,

(c) He is not a person employed outside Puerto Rico who is neither a United States citizen nor a resident of Puerto Rico, and

(d) He does not perform services for an Employer under a contract, agreement or arrangement that purports to treat him as either an independent contractor or the employee of a leasing organization or agency, even if he is subsequently determined (by judicial action or otherwise) to have instead been a common law employee of such Employer.

(e) He is not a seasonal, temporary or peak employee, nor an intern. (However, if a seasonal, temporary, or peak employee is reclassified at a subsequent time in his employment with an Employer, then for eligibility purposes his original date of hire will be used.)

          For purposes of paragraph (a) above, all employees of an Employer will be considered to belong to an eligible group unless the Company by written action of the Benefits Executive designates certain groups of employees or business units as ineligible to participate in the Plan.

          Except as provided in section 2.2, if a Participant ceases to be an Eligible Employee for any reason, including termination of employment, and he again becomes an Eligible Employee, he will be eligible to recommence his participation in the Plan immediately upon again becoming an Eligible Employee. In the event an employee of an Employer or a Related Company who was not an Eligible Employee becomes an Eligible Employee, such employee will immediately be eligible to commence participation in the Plan if he has completed a Year of Eligibility Service; provided that, in the event an employee of an Employer or a Related Company, who was not an Eligible Employee, becomes an Eligible Employee, such employee will immediately be eligible to commence participation in the Plan on the first day of the month following the date he becomes an Eligible Employee, or if later, the first day of the third month following his date of hire.

          3.2 Commencement of Participation. Each Eligible Employee is required to make an election to participate in the Plan. An Eligible Employee may elect to commence participation in the Plan on the first day following the date he has satisfied all of the eligibility requirements set forth in subsection 3.1. If an Eligible Employee does not properly elect to commence participation on such date, he may commence his participation on any day thereafter. Any such election will be effective with the first payroll that is administratively feasible following such election.

          3.3 Inactive Participation. If an individual ceases to meet the eligibility requirements of subsection 3.1, such individual shall be considered an inactive Participant in the Plan as long as any amount is credited to his Accounts under the Plan, and:

(a) no contributions shall be made by or for him under Section 4 or Section 5; and

(b) except as otherwise expressly provided herein, he may not make a withdrawal under Section 10 after he ceases to be an employee of an Employer or a Related Company.

          3.4 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee or Participant the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

          3.5 Leased Employees. The term "Leased Employee" means a person who is not an employee of the Employer and who provides services to the Employer if: (a) such services are provided pursuant to an agreement between the Employer and any other person, (b) such person has performed such services for the Employer on a substantially full time basis for a period of at least one (1) year, and (c) such services are performed under primary direction or control by the Employer. If a person satisfies the above for treatment as a "Leased Employee", such Leased Employee shall not be eligible to participate in this Plan but, such person shall be treated as if the services performed by him in such capacity were performed by him as an employee of a Related Company which has not adopted the Plan; provided, however, that no such service shall be credited for any period during which not more than 20% of the non-Highly Compensated workforce of the Employers and the Related Companies consists of Leased Employees and the Leased Employee is a participant in a money purchase pension plan maintained by the leasing organization which (i) provides for a non-integrated employer contribution of at least 10 percent of compensation, (ii) provides for full and immediate vesting, and (iii) covers all employees of the leasing organization (beginning with the date they become employees). For purposes of this subsection 3.5, "Highly Compensated" shall have the meaning set forth in subsection 8.5.

SECTION 4

Pre-Tax, After-Tax and Rollover Contributions

        4.1 Pre-Tax Contributions.

(a) Subject to the limitations set forth in subsections 4.3 and Section 8, the provisions of paragraph 4.1(b), below, and such additional rules as the Company from time to time may establish on a uniform and nondiscriminatory basis, for any payroll period a Participant who has reached the Match Eligibility Date, as such term is defined in Section 5.6 may elect to have his Eligible Compensation reduced by a whole percentage, and a corresponding amount contributed on his behalf to the Plan by his Employer as a "Pre-Tax Contribution", which amount shall not be less than 1 percent and shall not exceed ten (10%) percent of his Eligible Compensation (as defined in subsection 4.7) for that payroll period or eight thousand dollars ($8,000), whichever is less, or such higher amount as may be permitted by Section 1165(e)(7) of the Code in any Plan Year.

(b) Any election pursuant to this subsection 4.1 shall be effective as soon after it is entered into the Phone System as is administratively feasible.

          4.2 After-Tax Contributions. Subject to the limitations set forth in subsections 4.3 and Section 8 and such additional rules as the Company from time to time may establish on a uniform and nondiscriminatory basisan Eligible Employee for any payroll period, may elect to make "After-Tax Contributions" to the Plan through payroll deductions in a whole percentage that is not less than 1 percent nor more than 10 percent of his Eligible Compensation for that payroll period. Any election pursuant to this subsection 4.2 shall be effective as soon after it is entered into the Phone System as is administratively feasible.

          4.3 Total Pre-Tax and After-Tax Contributions. Notwithstanding the foregoing provisions of this Section 4, Pre-Tax Contributions made on behalf of a Participant and After-Tax Contributions made by such Participant for any payroll period may not together exceed (20%)twenty percent of his Eligible Compensation for such payroll period.

          4.4 Payment of Pre-Tax and After-Tax Contributions. Pre-Tax Contributions and After-Tax Contributions shall be paid to the Trustee by the Employer on the earliest date on which such contributions can be reasonably and accurately segregated from the Employer's general assets with appropriate data confirmation to ensure proper crediting.

          4.5 Modification, Discontinuance and Resumption of Pre-Tax or After-Tax Contributions. Subject to such rules and restrictions as the Company may establish on a uniform and nondiscriminatory basis, a Participant may adjust his Pre-Tax and/or After-Tax Contributions prospectively by entering into the Phone System, prior to the time such change is to be effective, an election to make any of the changes listed below:

(a) change his Pre-Tax and/or After-Tax Contribution rates within the limits specified above;

(b) discontinue making Pre-Tax and/or After-Tax Contributions; or

(c) resume making Pre-Tax and/or After-Tax Contributions.

          4.6 Rollover Contributions. A Participant may make a Rollover Contribution (as defined below) to the Plan, in cash, subject to the determination of the Company that such rollover satisfies the requirements of this subsection 4.6. Before approving a rollover, the Company will request the information required under Article 1165 of the regulations promulgated under the Code and may request from the Participant any documents which the Company, in its discretion, deems necessary. The term "Rollover Contribution" means a rollover contribution of a complete distribution which, under Section 1165(b)(2) of the Code, is permitted to be rolled over to a qualified plan. The Plan will accept a direct rollover from another qualified plan described in section 1165(a) of the Code. The Plan will also accept a Participant contribution of a lump sum distribution received by a Participant from another qualified plan under Section 1165(a) of the Code, which is transferred in its entirety by the Participant to the Plan within sixty (60) days following his receipt therefore.

          4.7 Compensation and Eligible Compensation. The Plan takes into account different items of compensation paid to Participants and Eligible Employees for different purposes. Generally, all items of taxable compensation are divided into the following five categories:

(a) regular pay, which includes (but is not limited to) hourly wages, salary, commission/draw, shift differential, standby pay, paid time off (normal vacation, holiday and illness pay), Sunday premium pay, business training pay, salary continuation pay paid in installments;

(b) special pay, which includes (but is not limited to) vacation or salary continuation pay paid in a lump sum, taxable moving allowances and any related tax gross-up, merchandise and trip awards, cash prizes, tuition reimbursement, sign-up bonuses, stay bonuses, referral bonuses, state disability income;

(c) annual bonus and regular incentive pay;

(d) deferred compensation, including amounts paid to or from any nonqualified deferred compensation plan sponsored by the Employers and Related Companies or any long-term incentive plan; and

(e) gain from the exercise of a nonqualified stock option or the lapsing of a restriction on Company stock awards.

          All items in categories (a) and (c) that are paid to a Participant during a Plan Year or that would have been paid to a Participant during such Plan Year, but for his Pre-Tax Contribution election under this Plan (or any other cash or deferred arrangement maintained by the Employers and Related Companies), constitute "Eligible Compensation" for such Plan Year. All items in categories (a), (b) and (c) (determined prior to any Pre-Tax Contribution election under this Plan (or any other cash or deferred arrangement maintained by the Employers and Related Companies), are considered to constitute "Compensation" for purposes of applying the limits of Section 8 of the Plan. Items in categories (d) and (e) are not taken into account for any purpose under this Plan.

SECTION 5

Employer Contributions

          5.1 Amount of Employer Contribution. Subject to the terms and conditions of the Plan, including subsection 5.5, the "Employer Contribution" to the Plan for the Plan Yearwith respect to Enhanced Match Participants, shall be an amount equal to 150 percent of the Pre-Tax Contributions made on behalf of Participants for such Plan Year on the first 1 percent (1%) of their Eligible Compensation for the Plan Year plus 100 percent of the next 4 percent of their Eligible Compensation for the Plan Year, excluding (i) Eligible Compensation for any period before their "Match Eligibility Date," as defined in subsection 5.6, and (ii) Eligible Compensation for the period prior to the date that they become Participants in the Plan.

          "Enhanced Match Participants" consist of Participants who are not "Grandfathered Pension Plan Participants" (as defined under the Sears Pension Plan). A Grandfathered Pension Plan Participant who terminates employment with Sears and its Related Companies and is thereafter reemployed, but is not, under the terms of the Sears Pension Plan, eligible to resume participation in the Sears Pension Plan, shall be treated from such date of rehire as an Enhanced Match Participant, except for any period that such individual becomes ineligible to participate in this Plan.

          Notwithstanding the above, for Participants who continue to participate in the Sears Pension Plan, the Employer Contribution to the Plan for the Plan Year shall be an amount equal to 70 percent of the Pre-Tax Contributions made on behalf of Participants for such Plan Year that do not exceed 5 percent of their Eligible Compensation for the Plan Year, excluding (i) Eligible Compensation for any period before their "Match Eligibility Date," as defined in subsection 5.6, and (ii) Eligible Compensation for the period prior to the date that they become Participants in the Plan. The Employer Contribution shall be allocated to Participants in accordance with the provisions of subsection 5.5.

          5.2 Medium of Employer Contribution. The Employer Contribution will be made either in cash or in Common Stock, or partially in each. Any Common Stock comprising a portion of the Employer Contribution shall be valued at the Fair Market Value thereof at the date or dates on which any contribution in that form is made.

          5.3 Time of Employer Contribution. The Employer Contribution for a Plan Year will be made quarterly, but in no event, later than the due date (including extensions thereof) for the filing of the Puerto Rico income tax return of the Company for the tax year in which the last day of such Plan Year occurs.

          5.4 Allocation of Employer Contribution To Employers. The share of each Employer in the Employer Contribution for any fiscal year shall equal the total sum credited out of such contributions to the Accounts of all Plan Participants who are employees of such Employer on the date as of which the contribution is credited.

          5.5 Allocation of Employer Contribution Among Participants. Subject to the terms and conditions of the Plan, including paragraph 7.3(b), the Employer Contribution for a quarter will be allocated among and credited to the Accounts of Participants who made Pre-Tax Contributions during any quarter of the Plan Year and who were employed by the Employers and Related Companies at the end of such quarter and who have attained the "Match Eligibility Date"; provided that the Company, by written action of the Vice President of Compensation and Benefits, may waive the employment requirement referred to above in the case of Participants who are employed by an Employer or a business unit which is sold to or merged or combined with another entity or otherwise disposed of in a business transaction and whose employment is terminated because of such transaction, as determined by such Benefits Executive in his sole discretion.

           5.6 Match Eligibility Date. An Eligible Employee will attain his "Match Eligibility Date" after completing a "Year of Eligibility Service", as defined in subsection 2.1.

          An Eligible Employee whose employment is terminated for any reason after having met the Year of Eligibility Service requirement and who is subsequently rehired will have his Match Eligibility Date immediately reinstated, unless such individual is treated as a new employee pursuant to subsection 2.2 (describing the rule of parity).

          5.7 Qualified Matching Contributions. For each Plan Year any Employer may, but shall not be required to, contribute an additional percentage of the Pre-Tax Contributions made on behalf of Participants employed by such Employer who are not Highly Compensated (as defined in subsection 8.5). Any contribution made pursuant to this subsection 5.7 shall be referred to hereinafter as a "Qualified Matching Contribution". At the discretion of the Company, Qualified Matching Contributions may be tested under subsection 8.3 in accordance with applicable Code regulations.

          5.8 Limitations on Amount of Employer Contributions. In no event shall the sum of any Pre-Tax Contributions, Employer Contributions and Qualified Matching Contributions made by an Employer for any Plan Year exceed the limitations imposed by Section 1023(n) of the Code on the maximum amount deductible on account thereof by the Employer for that year.

          5.9 Payment of Employer Contributions. Each Employer's contributions under the Plan (other than Pre-Tax Contributions) for any Plan Year shall be paid to the Trustee, without interest, no later than the time prescribed by law for filing the Employer's Puerto Rico income tax return, including any extensions thereof.

Section 6

Investment of the Trust Fund

          6.1 Investment Funds. The Investment Committee shall determine the number and type of "Investment Funds" to be offered under the Plan, including the number of mutual funds, and the number that are not mutual funds, and the investment style of each option, including, without limitation, active or passive management style, growth or value investment orientation, composition of debt and equity securities and focus on domestic or international securities. After the Investment Committee has made the foregoing determinations, the Named Fiduciary shall select (A) the mutual funds offered; and (B) the Investment Managers for the options offered that are not mutual funds. (With regard to (A), however, the Investment Committee may select a specific mutual fund or a window option of mutual funds to be offered under the Plan, or may specify the sponsor of the mutual fund to be otherwise selected by the Named Fiduciary. The Committee may determine, or may direct that the Named Fiduciary determine, whether an investment option will be offered as a mutual fund, commingled fund or separate account.) The Named Fiduciary shall establish the investment guidelines and asset classes, to the extent not established by the Investment Committee, for each Investment Fund, any Participant-directed brokerage accounts and any mutual funds or commingled funds "entirely chosen" by the Committee (as defined at subsection 1.3). The Committee in its discretion may change the number of Investment Funds offered, and the Committee or the Named Fiduciary (as applicable) may, in its discretion, change the investment strategy or categories of permitted investments of any Investment Fund for which it is responsible without prior notice to Participants. One of the Investment Funds shall be the "Company Stock Fund" invested in Common Stock of the Company and cash or cash equivalents held for liquidity purposes.

          6.2 Investment Fund Accounting. The Company shall maintain or cause to be maintained separate subaccounts for each Participant in each of the Investment Funds to separately reflect his interest in each such Fund and the portion of such interest that is attributable to each of his Accounts. The Company, in its sole discretion, may establish uniform rules for reporting the value of each such subaccount, including but not limited to using a "unit" measurement to reflect each Participant's interest in an Investment Fund that has the effect of blending the value of the cash or cash equivalents that comprise part of that Fund with the value of the securities in which the Fund is primarily invested.

          6.3 Investment Fund Elections. At the time that a Participant enrolls in the Plan he may specify the percentage, in increments of 1%, of contributions subsequently credited to his Accounts that are to be invested in each of the Investment Funds in accordance with uniform rules established by the Company. Any such investment direction shall be deemed to be a continuing direction until changed by the Participant. During any period in which no such direction has been given in accordance with rules established by the Company, contributions credited to a Participant shall be invested in the Investment Funds as determined by the Company. A Participant may modify his investment direction prospectively by using the Phone System prior to the effective time of the change in accordance with uniform rules established by the Company.

          The Plan is intended to satisfy the requirements of Section 404(c) of ERISA with respect to Participant investment elections. To the extent permitted by law, neither the Company, the Investment Committee, the Trustee, the Named Fiduciary or any other fiduciary of the Plan shall be liable for any loss resulting form a Participant's exercise of his right to direct the investment of his Accounts.

          6.4 Transfers Between Investment Funds. Subject to uniform rules established by the Company, each Participant may elect to transfer, prospectively, the value of his Accounts held in any Investment Fund to any other Investment Fund then made available to such Participant. Any such election shall be made by entering it into the Phone System prior to the time it is to be effective in accordance with uniform rules established by the Company. Amounts attributable to Employer Contributions invested in the Company Stock Fund may be transferred to other Investment Funds, provided that, notwithstanding anything herein to the contrary, in no event may Employer Contributions (or any earnings thereon) be transferred while contingently allocated under paragraph 7.3(b).

           6.5 Liquidity. In order to accommodate investment changes and other elections by Participants in a timely manner, a certain portion of each of the Investment Funds may be held in cash or cash equivalents. The percentage of assets held in each Investment Fund in cash or cash equivalents may differ from Fund to Fund and from time to time, as considered appropriate by the Named Fiduciary in the case of all Investment Funds excluding mutual funds and commingled funds. The rate of return of each Investment Fund will be a combination of the short term earnings (or losses) on the cash portion of the Fund and the earnings (or losses) of the securities or other investments in which such Fund is primarily invested, determined in accordance with uniform rules established by the Named Fiduciary or the Investment Committee as the case may be.

          6.6 Voting and Tendering of Common Stock. Notwithstanding any other provisions of this Plan:

(a ) Common Stock held by the Trustee shall be voted as follows:

(i) Before each meeting of the Company's shareholders, each Participant shall be furnished with a proxy statement for the meeting, together with an appropriate form on which the Participant may provide voting instructions (including instructions on matters not specified in the proxy statement which may come before the meeting) for the Common Stock allocated and contingently allocated under subsection 7.3(b) to the Participant's Accounts under the Plan on the Accounting Date coinciding with or next preceding the record date for such meeting for which the number of such shares has been provided to the Plan Administrator. Upon timely receipt of such instructions, such shares shall be voted as instructed.

(ii) Common Stock for which the Trustee does not receive timely voting instructions, including those shares which are not allocated to Participants' Accounts, shall be voted in the same proportion as all Common Stock held under the Plan (including shares held in a separate trust fund) with respect to which directions are received by the Trustee.

(b) Tender and exchange rights with respect to Common Stock held by the Trustee shall be exercised as follows:

(i) (Each Participant shall be furnished with a notice of any tender or exchange offer for, or a request or invitation for tender of, Common Stock, together with an appropriate form on which such Participant may instruct the Trustee with respect to the tender or exchange of Common Stock allocated and contingently allocated to his Accounts. Common Stock as to which the Trustee has received timely instructions shall be tendered or exchanged in accordance with such instructions.

(ii) Common Stock allocated to Participants' Accounts for which instructions are not timely received shall not be tendered or exchanged.

(iii) Shares of Common Stock which are not allocated to Participants' Accounts shall be tendered or exchanged by the Trustee in its sole discretion.

(c ) The Company and the Trustee shall take all reasonable steps necessary to assure that Participants' individual directions shall remain confidential. Notwithstanding the foregoing, the Trustee shall provide such information with respect to the tender or exchange of Company Shares as an independent record keeper may require for operation of the Plan, if the recipient of such information agrees to keep such information confidential.

d) The Trustee shall execute such ballots, proxies or other instruments as may be necessary or desirable in order to effectuate the provisions of this subsection 6.6.

          6.7 Sale of Common Stock to the Company. If, because of distributions, withdrawals or transfers involving Common Stock in the Company Stock Fund, it is necessary or desirable for the Plan to sell Common Stock, the Trustee shall notify the Company. At the timely direction of an Investment Manager, the Trustee shall sell such Common Stock to the Company for cash. The sales price for the shares of Common Stock sold to the Company shall be no less than Fair Market Value, (Fair Market Value is defined as the closing price of a share of such stock as of any date as reported on the New York Stock Exchange, unless such date is not a trading date, in which case it means the closing price as reported on the next preceding trading date), and no commission shall be charged on such sale. The Company and the Trustee shall establish in writing such rules and procedures regarding such sales as are required to meet applicable laws.

SECTION 7

Plan Accounting

          7.1 Participants' Accounts. The Company shall maintain the following "Accounts" in the name of each Participant:

(a) an "Employer Contribution Account," which shall reflect Employer Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation and expenses attributable thereto;

(b) a "Pre-Tax Account," which shall reflect Pre-Tax Contributions, if any, made on his behalf and the income, losses, appreciation, depreciation and expenses attributable thereto;

(c) an "After-Tax Account," which shall reflect After-Tax contributions made by the Participant and the income, losses, appreciation, depreciation and expenses attributable thereto;

(d) a "Qualified Matching Account," which shall reflect Qualified Matching Contributions, if any, made on his behalf, and the income, losses, appreciation, depreciation and expenses attributable thereto;

(e) a "Rollover Account," which shall reflect Rollover Contributions, if any, made by him and the income, losses, appreciation, depreciation and expenses attributable thereto.

In addition, the Company may maintain subaccounts within the Pre-Tax and After-Tax Accounts to distinguish contributions (and the earnings thereon) eligible to be matched from contributions (and the earnings thereon) above the matching limit, as well as subaccounts to reflect balances transferred to this Plan from another qualified plan that are subject to special rules. The Accounts and subaccounts provided for in this subsection 7.1 shall be for accounting purposes only, and there shall be no segregation of assets within the Investment Funds among the separate Accounts. Reference to the "balance" in a Participant's Accounts means the aggregate of the balances in the subaccounts maintained in the Investment Funds attributable to those Accounts.

          7.2 Allocation of Fund Earnings and Changes in Value. As of each Accounting Date, interest, dividends and changes in value in each Investment Fund since the preceding Accounting Date shall be allocated to each Participant's subaccounts invested in such Investment Fund by adjusting upward or downward the balance of his subaccounts invested in such Investment Fund in the ratio which the subaccounts of such Participant invested in such Investment Fund bears to the total of the subaccounts of all Participants invested in such Investment Fund as of such Accounting Date, excluding therefrom, for purposes of this allocation only, all Pre-Tax, After-Tax, Employer, Qualified Matching and Rollover Contributions received since the preceding Accounting Date, so that the total of the subaccounts of all Participants in each Investment Fund shall equal the total value of such fund (exclusive of such contributions) as determined by the Trustee in accordance with uniform procedures consistently applied. The Plan will use a daily valuation system, which generally shall mean that Accounts will be updated each business day to reflect activity for that day, such as new contributions received by the Trustee, changes in Participants' investment elections, and changes in the unit value of the Investment Funds under the Plan. Such daily valuation is dependent upon the Plan's recordkeeper receiving complete and accurate information from a variety of different sources on a timely basis. Since events may occur that cause an interruption in this process, affecting a single Participant or a group of Participants, there shall be no guarantee by the Plan that any given transaction will be processed on the anticipated day. In the event of any such interruption, any affected transaction will be processed as soon as administratively feasible and no attempt shall be made to reconstruct events as they would have occurred absent the interruption, regardless of the cause, unless the Company in its sole discretion directs the Plan's recordkeeper to do so.

          7.3 Allocation of Contributions. Subject to the provisions of Section 8, contributions shall be allocated as follows:

(a) Pre-Tax, After-Tax, and Rollover Contributions made on behalf of a Participant shall be allocated to that Participant's appropriate Accounts as of the Accounting Date coinciding with the paycheck date to which such contribution relates.

(b) Employer Contributions described at subsection 5.1 for a Plan Year shall be allocated as of the last day of each quarter of the Plan Year to every Participant who is employed by the Employers and Related Companies at the end of such quarter.The Employer Contributions due with respect to Pre-Tax Contributions made for a calendar quarter will bebased on year to date information.

(c) Any Qualified Matching Contributions made by an Employer for a Plan Year shall be allocated as of the last day of that year by such Employer in accordance with subsection 5.7.

Notwithstanding the foregoing, unless the Company establishes uniform rules to the contrary, contributions made to the Plan shall share in the gains and losses of the Investment Funds only when received by the Trustee with verified data.

          7.4 Correction of Error. In the event of an error in the adjustment of a Participant's Accounts, the Company, in its sole discretion, may correct such error by either crediting or charging the adjustment required to make such correction to or against income and expenses of the Trust for the Plan Year in which the correction is made or the Employer may make an additional contribution to permit correction of the error. Except as provided in this subsection 7.4, the Accounts of other Participants shall not be readjusted on account of such error.

          7.5 Statement of Plan Interest. As soon as practicable after the last day of each Plan Year and at such other intervals as the Company may determine, the Company shall provide each Participant with a statement reflecting the balances of his Accounts. Each Participant is responsible for reviewing his statement and any Participant who discovers an error shall bring it to the attention of the Company within 90 days of receipt of the statement. If a Participant does not bring errors in his statement to the attention of the Company within 90 days of receipt of his statement, the Participant will be deemed to have confirmed the accuracy of the statement.

SECTION 8

Limitations on Compensation, Contributions and Allocations

          8.1 Reduction of Contribution Rates. To conform the operation of the Plan to sections 1165(a)(4) and 1165(e)(3) of the Code, the Company may establish limits on the Pre-Tax and After-Tax Contribution rates that may be elected by Participants, may unilaterally modify or revoke any Pre-Tax or After-Tax Contribution election made by a Participant pursuant to subsections 4.1 and 4.2, and may reduce the share of the Employer Contribution (even to zero) allocable to any Participant as a match pursuant to subsection 5.9. In the event that the Company determines, prior to the end of a Plan Year, that the limits it has imposed on Highly Compensated Participants to ensure compliance with section 1165(e)(3)(ii) of the Code are more restrictive than necessary based upon preliminary testing results, the Company in its discretion may modify such limits prospectively and may also permit affected Participants to make additional contributions from Eligible Compensation payable during the remainder of such year, provided that no such Participant may contribute more, on an annual basis, than the effective annual rate of contribution permitted for Highly Compensated Participants as a group, applied against the maximum amount of Eligible Compensation permitted to be taken into account for that Plan Year under section 1165(e)(7) of the Code.

          8.2 Annual Limit on 1165(e) Deferrals. In no event shall the Pre-Tax Contributions for a Participant under the Plan and any other elective deferrals under any other cash-or-deferred arrangement maintained by an Employer or a Related Company for any taxable year exceed the maximum amount as may be permitted under section 1165(e)(7)(A) of the Code. If during any taxable year a Participant is also a participant in any other cash-or-deferred arrangement, and if his elective deferrals made under such other arrangements together with his Pre-Tax Contributions made under the Plan exceed the maximum amount permitted for the Participant for that year under section 1165(e)(7)(A) of the Code, the Participant, not later than March 1 following the close of such taxable year, shall notify the Company of such excess and may request the Company to direct the Trustee to distribute all or a portion of such excess to him, with any gains or losses allocable thereto for that Plan Year determined in accordance with any reasonable method adopted by the Company for that Plan Year that either (i) conforms to the accounting provisions of Section 7 and is consistently applied to the distribution of excess contributions under this subsection 8.2 and subsection 8.4 to all affected Participants, or (ii) satisfies any alternative method set forth in applicable Code regulations. Any such request shall be in writing and shall include adequate proof of the existence of such excess, as determined by the Company in its sole discretion. If the Company is so notified and the Plan designates the distribution as a distribution of excess deferral, such excess amount shall be distributed to the Participant no later than the April 15 following the close of the Participant's taxable year. In addition, if the applicable limitation for a Plan Year happens to be exceeded with respect to the Plan alone, or the Plan and another plan or plans of the Employers and Related Companies, the Company shall direct such excess Pre-Tax Contributions (with allocable gains or losses) to be distributed to the Participant as soon as practicable after the Plan Administrator is notified of the excess deferrals by an Employer or the Participant, or otherwise discovers the error (but no later than the April 15 following the close of the Participant's taxable year). Notwithstanding the foregoing provisions of this subsection 8.2, the dollar amount of any distribution due hereunder shall be reduced by the dollar amount of any Pre-Tax Contributions previously distributed to the same Participant pursuant to subsection 8.4; provided, however, that for purposes of subsection 8.3, the correction under this subsection 8.2 shall be deemed to have occurred before the correction under subsection 8.4. In the event, that the Participant additionally makes contributions to an individual retirement account under Section 1169 of the Code, the maximum amount of adjustment may not exceed the difference, if any, between the amount allowable as contribution under Section 1165(e)(7)(A) of the Code and the contributions made under the provisions of Section 1169 of the Code, excluding the contribution to an individual retirement account attributable to the spouse of a married Participant.

          8.3 Section 1165(e) Testing. The average of the Deferral Percentages (as defined below) for that Plan Year of each eligible employee who is Highly Compensated for that Plan Year (the "Highly Compensated Group Deferral Percentage") is not more than the average of the Deferral Percentages for that Plan Year of each eligible employee who is not Highly Compensated for that Plan Year (the "Non-highly Compensated Group Deferral Percentage"), (i) multiplied by a factor of 1.25 or (ii) the excess of the Highly Compensated Group Deferral Percentage over that of the Non-highly Compensated Group Deferral Percentage is not more than two (2) percentage points and the Highly Compensated Group Deferral Percentage is not more than the Non-highly Compensated Group Deferral Percentage multiplied by two (2). The "Deferral Percentage" for any eligible employee for a Plan Year shall be determined by dividing his Pre-Tax Contributions (and Qualified Matching Contributions, if applicable) for that Plan Year by his Compensation for that Plan Year (measured from the date he first becomes eligible to participate in the Plan and not the date he actually becomes a participant), subject to the following special rules:

(a) any employee eligible to make Pre-Tax Contributions under the Plan at any time during a Plan Year in accordance with subsections 3.1 and 4.1 (without regard to any suspension imposed by any other provision hereunder) shall be counted, whether or not any Pre-Tax Contributions are made on his behalf for the year.

(b) the Deferral Percentage for any Highly Compensated Participant who is eligible to participate in the Plan and who is also eligible to make elective deferrals under one or more other arrangements described in section 1165(e) of the Code that are maintained by an Employer or Related Company for a plan year that ends with or within the same calendar year as the Plan Year (other than a plan subject to mandatory disaggregation under applicable Code regulations) shall be determined as if all of such elective deferrals were made on his behalf under the Plan;

(c) Pre-Tax Contributions distributed to a Participant as excess deferrals under subsection 8.2 shall be counted in determining such Participant's Deferral Percentage,

(d) if this Plan is aggregated with one or more other plans for purposes of section 1165(a)(3) of the Code (other than the average benefit percentage test), this subsection 8.3 shall be applied as if all such plans were a single plan; provided, however, such aggregated plans must all have the same plan year,

(e) all Participants who are members of collective bargaining units shall be tested separately under this subsection 8.3.

          8.4 Correction Under Section 1165(e) Test. In the event that the Highly Compensated Group Deferral Percentage for any Plan Year does not initially satisfy one of the tests referred to in subsection 8.3, the Company shall direct the Trustee to distribute to Highly Compensated Participants enough of their Pre-Tax Contributions under the leveling method (first reducing the Participant with the highest dollar contribution and then the next highest, and so forth) described in applicable Code regulations and notices, along with allocable income determined in accordance with such notices or regulations, so that the Highly Compensated Group Deferral Percentage meets one of the tests referred to in subsection 8.3. The amounts to be distributed to any Participant pursuant to this subsection 8.4 shall be reduced by the amount of any Pre-Tax Contributions distributed to him for the taxable year ending with or within such Plan Year pursuant to subsection 8.2. The Company shall take such actions and cause any distribution to be made no later than the close of the Plan Year following the Plan Year for which the excess contributions were made. However, at the discretion of the Company, the excess may remain in the Plan as Employee After-Tax Contributions. Such recharacterization shall be done within 2 1127: 1/2 months after the close of the Plan Year to which the recharacterization relates. Such excess, along with any earnings allocated to it, shall be credited to the Employee After Tax Contribution Account.

          8.5 Highly Compensated. An employee or Participant shall be "Highly Compensated" if he is more highly compensated than two thirds of the eligible employees under the Plan.

          8.6 Forfeiture of "Orphan" Matching Employer Contributions. In the event that any Pre-Tax Contributions are distributed to a Participant to correct a situation where there are excess deferrals, excess contributions pursuant to subsections 8.2 or 8.4, any Employer Contributions allocated as a match with respect to such Pre-Tax Contributions shall be forfeited and used to reduce future Employer Contributions required at subsection 5.1 and shall be allocated in accordance with subsection 5.5.

SECTION 9

Vesting and Termination Dates

          9.1 Vested Interest. Except as provided in paragraph 7.3(b) or subsection 8.6, a Participant hired on or before December 31, 2003, shall at all times have a fully vested, nonforfeitable interest in all of his Accounts. A Participant hired on or after January 1, 2004 shall at all times have a fully vested, nonforfeitable interest in his Pre-tax Account, After-Tax Account and Rollover Account, and a fully nonforfeitable right in histhe Employer Contribution Account upon completion of3 Years of Vesting Service. A Year of Vesting Service is a Plan Year in which an Employee is credited with at least 1,000 Hours of Service.

          Notwithstanding the above, a Participant shall have a fully vested, nonforfeitable interest in all of his Accounts when he attains age 65 while employed by an Employer or Related Company.

          9.2 Termination of Employment. If a Participant's employment is terminated for any reason, his "Termination Date" generally will be the last day for which he is paid wages or salary for services performed for an Employer or Related Company, unless he is terminated while on an unpaid leave of absence, in which case his Termination Date will be the day as of which he is notified by his Employer of his termination or he resigns (whichever is applicable).

          In the case of a Participant who terminates employment and is not fully vested in all of his Accounts under the Plan, the Participant shall forfeit the unvested portion of his or her Accounts upon the earlier of: (i) the date the Participant takes a distribution of his or her vested benefit under the Plan; or (ii) upon the date that the Participant incurs five consecutive One Year Breaks in Service under the Plan. Any amounts forfeited under this subsection 9.2 shall be used to reduce Employer Contributions to the Plan required at subsection 5.1 and shall be allocated in accordance with subsection 5.5.

SECTION 10

Withdrawals While Employed

          10.1 Partial Withdrawals from the Plan Without Terminating Employment. No more frequently than once in any six month period, a Participant may elect to withdraw from the Plan, without terminating employment, an amount specified by him, which amount shall be no less than $250 (or the remaining balance available for withdrawal in the Participant's account if less than $250) and shall not exceed the balance of such Participant's Accounts reduced by the following:

(a) Any Employer Contributions (and the earnings thereon) allocated under paragraph 7.3(b) as of the effective date of this Plan;

(b) If he has not participated in the Plan for at least 5 years, an amount equal to the Employer Contributions (and the earnings thereon) credited to his Accounts for the last two Plan Years; and

(c) If he has not attained age 59 1/2 , all Pre-Tax Contributions and any earnings attributable thereto.

          In addition, the six month limitation period will not be applicable to a Participant who has not attained age 59 1/2 and is confronted by a Hardship (as defined below). Such participant may withdraw any amounts described in Sections 10.1(a)-(c) plus his Pre-Tax Contributions (up to the amount required by such Hardship), but not the earnings on his Pre-Tax Contributions, provided he has first withdrawn all other amounts then available under the Plan.

          10.2 Hardship A withdrawal will not be considered to be made on account of "Hardship" unless the withdrawal is requested because of an immediate and heavy financial need of the Participant caused by one of the following:

(a) the payment of medical expenses described in Section 1023(aa)(2)(P) of the Code incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Section 1025 of the Code);

(b) purchase of a principal residence for the Participant (excluding mortgage payments);

(c) payment of tuition and educational expenses for the next 12 months of post secondary education for the Participant, the Participant's spouse, children or dependents;

(d) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on the Participant's principal residence; or

(e) any other expenses that the Secretary of Treasury of Puerto Rico determines as qualifying as a "hardship" under Section 1165(e) of the Code.

To be considered a Hardship withdrawal under this subsection 10.2, the withdrawal must also be necessary to satisfy the immediate and heavy financial need of the Participant, and will be so deemed if the Participant represents to the Company (or its delegate) in writing that the need cannot be relieved:

(a) through reimbursement or compensation by insurance or otherwise;

(b) by reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself give rise to an immediate and heavy financial need;

(c ) by ceasing to make contributions to the Plan (or any other deferred compensation plan); or

(d) by borrowing on reasonable commercial terms or by other distributions or nontaxable loans from plans maintained by the Employer.

          10.3 Sources of Withdrawals. Any partial withdrawal will be made from and will be charged to, the withdrawing Participant's Accounts, subject to the limits on amounts available for partial withdrawals set forth in subsection 10.1, as follows: first, from the portion of the Participant's Accounts reflecting his After-Tax Contributions and reflecting the earnings on such After-Tax Contributions; next, from the portion of the Participant's Accounts reflecting his Rollover Account; next, from the portion of the Participant's Accounts reflecting his Employer Contributions; next, from the portion of the Participant's Accounts reflecting his Pre-Tax Contributions. Unless otherwise requested by the Participant, his various investment subaccounts will be charged in the order and in such proportions as the Plan Administrator may specify. A Participant who makes a withdrawal may elect to have any specified amounts which would otherwise be payable to him in cash used by the Trustee to purchase and distribute whole shares of Common Stock to the Participant at a price determined in accordance with subsection 5.1. Requests for payment in Common Stock may be required to be processed as two separate transactions within the Phone System, the first being an investment transfer and the second being the actual withdrawal; both transactions may occur on the same Accounting Date.

          10.4Method of Making Elections, Revocations, etc. All actions required of, or permitted to be taken by, Participants shall be followed by whatever written forms and documentation the Company deems appropriate.

          10.5 Loan to Participants. A Participant who has not terminated employment with the Employers and Related Companies, may borrow from the Plan an amount equal to or greater than $1,000, but not in excess of $50,000 or 50% of the Participant's vested account balance. The Participant may only have one outstanding loan at any time. The Participant's accounts will be reduced by the amount of the loan in the following order:

            A Participant may elect a loan term of a minimum of one year or the maximum of five years. Any loan shall be subject to interest rate which shall be the prime rate plus one percent as published in The Wall Street Journal on the last business day of the previous month in which the loan is processed. Said rate will be fixed by the duration of the loan. Repayment of the loan may be made in equal installments through the Participant's payroll deductions

            Notwithstanding the above, the outstanding principal amount of the loan shall become due and payable immediately following the Participant's retirement, termination of employment due to disability or other termination of employment. In such event, the outstanding loan amount will be deducted from the Participant's Account balance and therefore, the amount to be distributed to the Participant will be reduced by the outstanding loan amount. A loan will be considered in default if a Participant does not make a payment following one hundred and twenty (120) days on which said payment had to be made.

SECTION 11

Withdrawals After Termination of Employment

         11.1 Withdrawals by and Distributions to Participants After Termination of Employment. When a Participant's Termination Date occurs (for a reason other than his death), his Accounts shall be distributed or withdrawn in accordance with the following provisions of this Section 11.

(a) If the value of the Participant's Accounts does not exceed $5,000, the vested portion of his Accounts will be distributed to him in a lump sum payment as soon as practicable after the Plan's Recordkeeper is notified of his termination of employment.

(b) If the value of the vested portion Participant's Accounts exceeds $5,000, the Participant may withdraw his Accounts on the Distribution Date (as defined in paragraph (c) below) he elects, in a lump sum; provided, however, that such a Participant may make a partial withdrawal of a portion of his Accounts during the first fifteen months following his termination of employment, deferring payment of the rest of his Accounts until such later Distribution Date as he elects (within the limits set forth in this Section 11). In the case of all Participants, other than a Participant who retired prior to January 1, 2000, a partial withdrawal under this paragraph 11.1(b) may be made no more frequently than once in any six months period and may be in an amount no less than $250 (or the balance available for withdrawal if less).

(c) A Participant's "Distribution Date" shall mean the date as of which a payment is made to him pursuant to this Section 11, without regard to any administrative delay. A Participant may elect that his Distribution Date occur on any Accounting Date occurring after his Termination Date (but not later than the date on which he attains age 70), provided that no election of a Distribution Date will be valid if it is made more than 90 days prior to such date.

          11.2 Distributions to Beneficiaries. If a Participant dies while his Accounts remain undistributed, payment of his Accounts will be made to his Beneficiary or Beneficiaries as soon as practicable after the Recordkeeper receives confirmation of his death.

          11.3 Limits on Commencement and Duration of Distributions. Unless the Participant elects otherwise, in no event shall distribution commence later than 60 days after the close of the Plan Year in which the latest of the following events occurs: the Participant's attainment of age 65, or the Participant's Termination Date. The failure of a Participant to consent to a distribution is deemed to be an election to defer commencement of payment for purposes of the preceding sentence.

          Notwithstanding any other provision herein to the contrary, distribution of a Participant's Accounts shall be made to him (or on his behalf) in the form of a lump sum distribution on or before his Required Beginning Date (as defined below). A Participant's "Required Beginning Date" is April 1 of the calendar year following the calendar year in which he attains age 70 1/2 or terminates employment, whichever is later.

          11.4 Beneficiary Designations. The term "Beneficiary" shall mean the Participant's surviving spouse. However, if the Participant is not married, or if the Participant is married but his spouse consents (as provided below) to the designation of a person other than the spouse, the term Beneficiary shall mean such person or persons as the Participant designates to receive his Accounts upon his death. Such designation may be made, revoked or changed (without the consent of any previously-designated Beneficiary except his spouse) only by an instrument signed by the Participant and filed with the Recordkeeper prior to his death. A spouse's consent to the designation of a Beneficiary other than the spouse shall be in writing, shall acknowledge the effect of such designation, shall be witnessed by a notary public and shall be effective only with respect to such consenting spouse. In default of such designation, or at any time when there is no surviving spouse and no surviving Beneficiary designated by the Participant, his Beneficiary shall be his estate. For purposes of the Plan, "spouse" means the person to whom the Participant is legally married at the relevant time. Notwithstanding the foregoing provisions of this subsection 11.4, no spousal consent to the designation of a person other than, or in addition to, the spouse as Beneficiary shall be required if it is established to the satisfaction of the Plan Administrator that the spouse's consent cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as may be prescribed in applicable ERISA or Code regulations.

          11.5 Distribution Only Upon Separation From Service.

(a) A Participant may not commence distribution of the portion of his Accounts pursuant to this Section 11 prior to the date he attains age 59 1/2, even though his employment with the Employers and Related Companies has terminated, unless or until he also has a "separation from service" within the meaning of section 1165(e)(2)(B)(i) of the Code. The foregoing restriction shall not apply, however, if the Participant's termination of employment occurs in connection with either (a) the sale by an Employer or a Related Company to an unrelated corporation of substantially all of the assets of a trade or business or (b) the disposition of its interest in a subsidiary to an unrelated entity, and the requirements for distribution under applicable Treasury regulations on account of such sale or disposition are met.

(b) all of a Participant's Accounts shall be available for distribution on account of the Participant's separation from service. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than the provisions of paragraph (a) of this subsection 11.5 that require a separation from service before such amounts may be distributed. For purposes of Section 10, such separation from service shall be treated as a Termination Date.

          11.6 Form of Payment. Distributions from the Company Stock Fund shall be made in cash unless the Participant elects to have all or a portion of his interest in such fund distributed in shares of Common Stock. Distributions from the other Investment Funds shall be made in cash, unless the Participant elects that some or all of such cash be converted to Common Stock.

          11.7 Facility of Payment. Notwithstanding the provisions of subsections 11.1 and 11.2, if, in the Company's opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator may direct the Trustee to make payment to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

          11.8 Interests Not Transferable. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except in the case of a properly documented levy of the Internal Revenue Service, required tax withholding or qualified domestic relations orders that relate to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meet such other requirements as may be imposed by section 206(d)(3) of ERISA or regulations issued thereunder. Notwithstanding any other provision of the Plan to the contrary, distribution of the entire portion of a Participant's Accounts awarded to his alternate payee may be made in a lump sum payment, as soon as practicable after the Company (or its delegate) determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such lump sum amount at that time, but only if the terms of the order provide for such immediate distribution either specifically or by general reference to any manner of distribution permitted under the Plan. Notwithstanding any provision of this subsection to the contrary, an offset to a Participant's accrued benefit against an amount that the Participant is ordered or required to pay to the Plan with respect to a judgment, order, or decree issued, or a settlement entered into, on or after August 5, 1997, shall be permitted in accordance with ERISA Section 206(d)(4).

          11.9 Absence of Guaranty. None of the Company, the Trustee, or the Employers in any way guarantee the assets of the Plan from loss or depreciation, or guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Plan held under the Trust.

          11.10 Missing Participants or Beneficiaries. Each Participant and each designated Beneficiary must file with the Recordkeeper from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Recordkeeper, or, in the case of a Participant, if no address is filed with the Recordkeeper, then at his last post office address as shown on the Employers' records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Company, the Employers, or the Trustee will be required to search for or locate a Participant or designated Beneficiary.

          11.11 Direct Rollovers.

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Plan, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b) Eligible rollover distribution: An eligible rollover distribution is a distribution of all of the balance to the credit of the distributee under an eligible retirement plan due to separation of service, death or retirement.

(c ) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 1169 of the Code, or a qualified trust described in section 1165(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account. The definition of "eligible retirement plan" shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 206(d)(3) of ERISA.

(d ) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 206(d)(3) of ERISA, are distributees with regard to the interest of the spouse or former spouse.

(e) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

          11.12 Minimum Required Distributions. The requirements of this subsection 11.12 shall take precedence over any inconsistent provisions of the Plan.

(a) Required Beginning Date. The Participant's entire interest will be distributed to the Participant no later than the Participant's Required Beginning Date, as defined in subsection 11.3.

(b) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant's entire interest will be distributed no later than as follows:

(i) If the Participant's surviving spouse is the Participant's sole designated Beneficiary, then distribution of the Participant's entire interest will be made to the surviving spouse no later than December 31 of the calendar year immediately following the calendar year in which the Participant died, or December 31 of the calendar in which the Participant would have attained age 70-1/2, if later.

(ii) If the Participant's surviving spouse is not the Participant's sole designated Beneficiary, then distribution of the Participant's entire interest to the designated Beneficiary will be made no later than December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii) If there is no designated Beneficiary as of September 30 of the year following the year of the Participant's death, the Participant's entire interest will be distributed no later than December 31 of the calendar year containing the fifth anniversary of the Participant's death.

(iv) If the Participant's surviving spouse is the Participant's sole designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this paragraph 11.12(b) other than paragraph 11.12(b)(i) will apply as if the surviving spouse were the Participant.

(v) For purposes of this paragraph 11.12(b), unless paragraph 11.12(b)(iv) applies, distributions are considered to begin on the Participant's Required Beginning Date. If paragraph 11.12(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph 11.12(b)(i).

(c) Form of Distribution. All distributions under this Section 11 shall be made in the form of a lump sum and shall be made no later than the Required Beginning Date.

SECTION 12

No Reversion to Employers

          No part of the corpus or income of the Trust shall revert to the Employers or be used for, or diverted to, purposes other than the exclusive benefit of Participants and Beneficiaries, subject to the following:

(a) Employer contributions under the Plan are conditioned upon the deductibility of the contributions under section 1023(n) of the Code, and, to the extent any such deduction is disallowed, the Trustee shall, upon written request of the Employer, return the amount of any contribution (to the extent disallowed), reduced by the amount of any losses thereon, to the Employer within one year after the date the deduction is disallowed.

(b) If a contribution or any portion thereof is made by an Employer by a mistake of fact, the Trustee shall, upon written request of that Employer, return the amount of such contribution or portion, reduced by the amount of any losses thereon, to that Employer within one year after the date of payment.

(c) If, upon termination of the Plan, any amounts are held under the Plan in a suspense account and such amounts may not be credited to the Accounts of Participants, such amount will be returned to the Employers as soon as practicable after the termination of the Plan.

SECTION 13

Administration

          13.1 Administrative Authority. The Company shall be the Plan Administrator of the Plan and shall have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan or Trust Agreement:

(a) to adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

(b) to enforce the Plan in accordance with its terms and with such applicable rules and regulations it may adopt;

(c) to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, to make factual findings and to remedy ambiguities, inconsistencies or omissions of whatever kind;

(d) to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Company may decide;

(e) to direct all payments of benefits under the Plan;

(f) to perform the functions of a "plan administrator", as defined in section 3(16)(A) of ERISA, for all purposes of the Plan, including for purposes of establishing and implementing procedures to determine the qualified status of domestic relations orders (in accordance with the requirements of section 206(d)(3)of ERISA) and to administer distributions under such qualified orders;

(g) to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the Company considers necessary or desirable to discharge its duties;

(h) to establish a claims procedure in accordance with section 503 of ERISA; and

(i) to furnish the Employers, the Investment Committee and the Trustee with such information with respect to the Plan as may be required by them for tax or other purposes.

          The certificate of an officer of the Company that the Company has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

          13.2 Delegation of Administrative Responsibilities and Powers. In exercising its authority to control and manage the operation and administration of the Plan, the Company may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time.

          13.3 Uniform Rules. In managing the Plan, the Company shall uniformly apply rules and regulations adopted by it to all persons similarly situated.

          13.4 Information to be Furnished to the Company. The other Employers and Related Companies shall furnish the Company such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee's or Participant's period of employment, termination of employment and the reason therefor, leave of absence, reemployment and Eligible Compensation shall be conclusive on all persons unless the Participant satisfactorily demonstrates that such records are incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Company such evidence, data or information as the Company considers desirable to carry out the Plan.

          13.5 Company's Decision Final. Any interpretation of the Plan and any decision on any matter within the discretion of the Company made by the Company (or its delegate) shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Company shall make such adjustment on account thereof as it considers equitable and practicable.

          13.6 Exercise of Company's Duties As Plan Administrator. Notwithstanding any other provisions of the Plan, the Company shall discharge its duties hereunder solely in the interests of the Participants and other persons entitled to benefits under the Plan, and:

(a) for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan; and

(b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

          13.7 Administrative Expenses. Except as otherwise determined by the Company, the reasonable expenses of administering the Plan and the fees and expenses incurred in connection with the collection, administration, management, investment, protection and distribution of the Plan assets under the Trust shall be paid directly by the Trust out of Plan assets or, if paid by one or more Employers, reimbursed by the Trust, to the maximum extent permitted by law, and shall be allocated to Participant's accounts in accordance with rules established by the Company in its sole discretion. Expenses associated with the investment of Plan assets shall include, without limitation, fees paid for investment advice provided through on-line financial advisors , which fees shall be charged to the accounts of all Participants.

          13.8 Indemnification of Individuals Acting on Behalf of the Company. To the extent not reimbursed by any applicable insurance policy, any person acting on behalf of the Company with respect to the Plan (other than the Named Fiduciary and any Investment Manager appointed thereby) shall be indemnified by the Employer against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against any of them by reason of the performance of such function if the individual did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

          13.9 The Trustee. Title to all assets of the Plan will be held in trust by one or more trustees appointed by the Company for the uses and purposes set forth herein. The powers, duties and responsibilities of the trustees are set forth more fully in one or more trust agreements between the Company and the trustees.

          13.10 Appointment of Investment Committee and Named Fiduciary. An "Investment Committee" shall be appointed by the Company and shall consist of not less than three individuals who shall be "named fiduciaries," as described in Section 402 of ERISA. The Company, acting through the Investment Committee, shall appoint an entity (referred to herein as the "Named Fiduciary") which entity (i) shall be an investment manager as defined in Section 3(38) of ERISA and a named fiduciary as described in Section 402 of ERISA, and (ii) shall have all the powers, rights and duties described in subsection 13.11.

          13.11 General Powers, Rights and Duties of the Investment Committee.

(a) Subject to paragraph (e), below, the Named Fiduciary shall have the responsibility (which shall be sole and exclusive with respect to subparagraphs (ii) through (v)), except to the extent that the Committee exercises its rights described in the parenthetical at subsection 6.1, for:

(i) the non-binding recommendation of the number and types of investment choices available to Participants, consistent with the Investment Committee's philosophy related to the Plan as communicated to the Named Fiduciary, provided that the Investment Committee may also obtain such recommendations from such other consultants, whether related or unrelated to the Named Fiduciary, as the Investment Committee determines in its discretion;

(ii) subsequent to the determination by the Investment Committee of the number and types of investment options to be offered, (A) the selection of the mutual funds offered; and (B) the selection of the investment managers for the options offered that are not mutual funds, all in accordance with, and subject to the terms, conditions and limitations of subsection 6.1;

(iii) the negotiation of the terms and conditions of the appointment of an investment manager, as defined in Section 3(38) of ERISA ("Investment Manager"), for any investment option (other than a mutual fund) offered under the Plan, the actual appointment of such Investment Manager and the preparation and execution of a written agreement with each such Investment Manager that conforms in all respects with ERISA and all other applicable law, and direction of the Trustee to execute any subscription agreements or related documentation necessary to effect the investment of the Plan assets in any mutual fund or commingled fund selected by the Named Fiduciary;

(iv) the monitoring of the performance of Investment Managers and termination and replacement of such Investment Managers, and the monitoring of the performance of the mutual funds or commingled funds selected by the Named Fiduciary, and the replacement of such funds (subject to the exercise by the Committee of its right to select a mutual fund or the sponsor of the mutual fund as described in subsection 6.1 above), all as the Named Fiduciary determines is necessary and in the best interests of the Plan;

(v) the establishment (or approval through the selection of a fund) of the investment guidelines and asset classes (to the extent not established by the Investment Committee) for each investment option (other than a mutual fund or window option entirely chosen by the Committee);

(vi) the prudent monitoring of, and periodically advising the Company regarding, the performance by the trustee of the 1165(e) Plan, and of all of its investment activities, including without limitation, custody, securities lending, short term investments and foreign exchange; and

(vii) execution of, and direction to the trustee to execute, any agreements, representations and other documents with brokers, dealers, futures commission merchants and other counterparties necessary or appropriate to facilitate investment transactions for the Plan

(b) Subject to subparagraph (e), below, the Named Fiduciary shall be responsible for ensuring (i) the proper coordination and communication among Investment Managers, including, but not limited to, matters relating to the allocation of responsibility among Investment Managers, and (ii) the proper coordination between Investment Managers and the trustees of the Trusts, including with respect to investment directions, proxy voting, securities lending and the provision, by the Investment Managers to the trustees of the Trusts and the Company, of information necessary for the trustees of the Trusts (and the Company, if applicable) to prepare statements of account and other records, and for purposes of the performance of reporting responsibilities, including Forms 5500 and 480.70(OE), (and any successor forms thereto) if applicable, and all other reporting responsibilities under the Code, ERISA and the terms of the Trusts. The Company shall be responsible for ensuring the proper coordination and communication between the trustee and recordkeeper of the Plan.

(c) The Named Fiduciary shall organize meetings with the Committee to discuss the performance of the appointed Investment Managers and to consult and coordinate with, the Committee regarding liquidity needs and changes in the design of the Plans that may affect the Named Fiduciary's duties.

(d) The Named Fiduciary shall be responsible for the transition needed, if any, for investments existing at the time of the Named Fiduciary's appointment.

(e) The Named Fiduciary shall not be responsible for any matters relating to any Participant-directed brokerage accounts, or any mutual funds or window options entirely chosen by the Committee.

          13.12 General Powers, Rights and Duties of the Investment Committee. Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the Investment Committee elsewhere herein and in the Trust Agreement, the Investment Committee shall have the following rights, powers and duties:

(a) To furnish the Trustee, the Named Fiduciary and the Company with such information as may be required by them for any purpose related to the Plan.

(b) To adopt such rules of procedure and regulations as in the Investment Committee's opinion may be necessary for the proper and efficient performance of the Committee's duties and responsibilities.

(c) To appoint a Secretary, who may, but need not, be a member of the Investment Committee, and to employ such other agents, attorneys, accountants, investment advisors and other persons and to delegate to them and allocate among them, in writing, such powers, rights and duties as the Investment Committee may consider necessary or advisable to properly carry out the Investment Committee's responsibilities, and in the same manner to revoke such delegation and allocation; the acceptance of such written allocation or delegation shall also be in writing; any action of the delegate or person to whom responsibilities have been allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Investment Committee; neither the Investment Committee nor any of its members shall be liable for the acts or omissions of such delegates or persons to whom responsibilities have been allocated except as required by law.

(d) To appoint and terminate Trustees and custodians of the Plan, provided that the Investment Committee may, upon advance written notice to the Named Fiduciary and the Trustee or custodian, delegate to the Named Fiduciary the authority to appoint or terminate the Trustee or a custodian of the Plan, or to terminate the responsibility of the Trustee or a custodian for any investment function and to appoint a successor entity with respect thereto.

          13.13 Manner of Action by Investment Committee. In the performance of the Investment Committee's duties, the following provisions shall apply where the context admits:

(a) An Investment Committee member, by written instrument, may delegate any or all of his rights, powers, duties or discretions to any other Committee member, with the consent of the latter.

(b) The Investment Committee may act by meeting or by a written instrument signed without meeting and may execute any document by signing one document or concurrent documents. Actions of the Investment Committee may be communicated by telephone by the Secretary of the Investment Committee, a majority of the members of the Investment Committee or any member of the Investment Committee designated by a majority of the members of the Investment Committee.

(c) An action or decision of a majority of the members of the Investment Committee as to a matter shall be as effective as if taken or made by all members of the Investment Committee, but, except to the extent otherwise expressly provided by law, no member of the Investment Committee who dissents from any action or decision of the majority of the Investment Committee shall be liable or responsible for such action.

(d) If, because of the number qualified to act, there is an even division of opinion among the members of the Investment Committee as to any matter, a disinterested party selected by the Investment Committee shall decide the matter and his decision shall control.

(e) The certificate of the Secretary of the Investment Committee or of a majority of the members of the Investment Committee that the Investment Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

          13.14 Liabilities and Responsibilities of the Trustee, Investment Committee and Employers. Any final judgment or decree which may be rendered against the Plan, the Trustee, the Investment Committee or any other fiduciary with respect to the Plan which is not predicated upon a breach of fiduciary responsibility shall be satisfied from the Plan's assets, and not from the individual assets of the Trustee, the members of the Investment Committee or other fiduciaries. No Employer shall have any responsibility or liability whatsoever with reference to the management or conduct of the business of the Plan, or for any act or failure to act on the part of the Trustee, any member of the Investment Committee, any Investment Manager or any other fiduciary or their agents and employees, except that the Company shall be responsible for the acts it performs (or fails to perform) in its capacity as Plan Administrator (unless any such responsibility has been delegated to another person in accordance with the provisions of subsection 13.2).

          13.15 Cooperation of Named Fiduciary. The Named Fiduciary and Investment Committee shall cooperate as necessary to ensure the proper operation of the Plan.

SECTION 14

Amendment and Termination

          14.1 Amendment. While it is expected that the Plan will be continued, either the Company or a duly authorized committee or officer thereof may terminate the Plan or amend it from time to time, except that no amendment will reduce a Participant's interest in the Plan to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employers and the Related Companies on the day of the amendment, and no amendment will eliminate an optional form of benefit with respect to a Participant except as otherwise permitted by law.

          14.2 Termination. The Plan will terminate as to all of the Employers on any day specified by the Company upon advance written notice of the termination given to the Employers. Employees of an Employer shall cease active participation in the Plan (and will be treated as inactive Participants in accordance with subsection 3.3) on the first to occur of the following:

(a) the date on which that Employer ceases to be an Employer by appropriate action taken by the Company or by such Employer;

(b) the date that Employer is judicially declared bankrupt or insolvent; or

(c) the dissolution, merger, consolidation, reorganization or sale of that Employer, or the sale of all or substantially all of the assets of an Employer, except that, subject to the provisions of subsection 14.3, with the consent of the Company, in any such event arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer's assets, in which case the successor or purchaser will be substituted for the Employer under the Plan.

          14.3 Merger and Consolidation of the Plan, Transfer of Plan Assets, Acceptance of Transfers from Other Plans. The Company in its discretion may direct the Trustee to transfer all or a portion of the assets of this Plan to another defined contribution plan of the Employers or Related Companies which is qualified under section 1165(a) of the Code or, in the event of the sale of stock of an Employer or all or a portion of the assets of an Employer, to a qualified plan of an employer which is not a Related Company. The Benefits Executive by written resolution may permit the Plan to accept a transfer of assets and liabilities to this Plan from another defined contribution plan that is qualified under section 1165(a) of the Code, may direct the Trustee accordingly, and may adopt such amendment or Supplement to the Plan as such Benefits Executive considers necessary to reflect the terms of such transfer, including provision for any protected rights that may not be eliminated by reason of such transfer under section 204(g) of ERISA. In the case of any merger or consolidation with, or transfer of assets and liabilities to or from, any other plan, provisions shall be made so that each affected Participant in the Plan on the date thereof (if the Plan or the other plan, as applied to that Participant, then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan or such other plan, as applied to him, had then terminated.

          14.4 Distribution on Termination and Partial Termination. Upon termination or partial termination of the Plan, all benefits under the Plan shall continue to be paid in accordance with Sections 10 and 11 as those sections may be amended from time to time.

          14.5 Notice of Amendment, Termination or Partial Termination. Affected Participants will be notified of an amendment, termination or partial termination of the Plan as required by law.

35

SECTION 1	General		1

	1.1	History, Purpose and Effective Date	1
	1.2	Related Companies and Employers	1
	1.3	Plan Administration, Trust and Fiduciary Responsibility	1
	1.4	Plan Year	2
	1.5	Accounting Dates	2
	1.6	Applicable Laws	2
	1.7	Gender and Number	2
	1.8	Notices	2
	1.9	Form of Election and Signature	2
	1.10	Evidence	3
	1.11	Action by Employers	3
	1.12	Plan Supplements	3
	1.13	Defined Terms	3

SECTION 2	Eligibility Service		3

	2.1	Year of Eligibility Service	3
	2.2	Treatment as New Employee After Consecutive One Year Breaks in Service	4
	2.3	Hour of Service	4
	2.4	One Year Break in Service	5
	2.5	Military Absences	5
	2.6	Service With Sears Canada Inc.	5
	2.7	Pre-Acquisition Service	5

SECTION 3	Participation in Plan		6

	3.1	Eligibility for Participation	6
	3.2	Commencement of Participation	6
	3.3	Inactive Participation	6
	3.4	Plan Not Contract of Employment	6
	3.5	Leased Employees	6

SECTION 4	Pre-Tax, After-Tax and Rollover Contributions		8

	4.1	Pre-Tax Contributions	8
	4.2	After-Tax Contributions	8
	4.3	Total Pre-Tax and After-Tax Contributions	8
	4.4	Payment of Pre-Tax and After-Tax Contributions	8
	4.5	Modification, Discontinuance and Resumption of Pre-Tax or After-Tax Contributions	9
	4.6	Rollover Contributions	9
	4.7	Compensation and Eligible Compensation	9
	4.8	Limitation on Deferrals Taken Into Account For Any Plan Year	10

SECTION 5	Employer Contributions		10

	5.1	Amount of Employer Contribution	10
	5.2	Medium of Employer Contribution	10
	5.3	Time of Employer Contribution	10
	5.4	Allocation of Employer Contribution To Employers	10
	5.5	Allocation of Employer Contribution Among Participants	10
	5.6	Match Eligibility Date	11
	5.7	Qualified Matching Contributions	11
	5.8	Limitations on Amount of Employer Contributions	11
	5.9	Payment of Employer Contributions	11
	5.10	Minimum Employer Contribution	11
	5.11	Allocation of Minimum Employer Contributions.	12

SECTION 6	Investment of the Trust Fund		13

	6.1	Investment Funds	13
	6.2	Investment Fund Accounting	14
	6.3	Investment Fund Elections	14
	6.4	Transfers Between Investment Funds	14
	6.5	Liquidity	15
	6.6	Voting and Tendering of Common Stock	15
	6.7	Sale of Common Stock to the Company	16
	6.8	Company Stock Fund	16

SECTION 7	Plan Accounting		16

	7.1	Participants' Accounts 1	17
	7.2	Allocation of Fund Earnings and Changes in Value	17
	7.3	Allocation of Contributions	18
	7.4	Correction of Error	18
	7.5	Statement of Plan Interest	18

SECTION 8	Limitations on Compensation, Contributions and Allocations		19

	8.1	Reduction of Contribution Rates	19
	8.2	Annual Limit on 1165(e) Deferrals	19
	8.3	Section 1165(e) Testing	20
	8.4	Correction Under Section 1165(e) Test	21
	8.5	Highly Compensated	21
	8.6	Forfeiture of "Orphan" Matching Employer Contributions	21

SECTION 9	Vesting and Termination Dates		21

	9.1	Vested Interest	21
	9.2	Termination of Employment	22

SECTION 10	Withdrawals While Employed		22

	10.1	Hardship	22
	10.2	Sources of Withdrawals	23
	10.3	Method of Making Elections, Revocations, etc.	23

SECTION 11	Withdrawals After Termination of Employment		23

	11.1	Withdrawals by and Distributions to Participants After Termination of Employment	23
	11.2	Distributions to Beneficiaries	24
	11.3	Limits on Commencement and Duration of Distributions	24
	11.4	Beneficiary Designations	24
	11.5	Distribution Only Upon Separation From Service	24
	11.6	Form of Payment	25
	11.7	Facility of Payment	25
	11.8	Interests Not Transferable	25
	11.9	Absence of Guaranty	26
	11.10	Missing Participants or Beneficiaries	26
	11.11	Direct Rollovers	26
	11.12	Minimum Required Distributions	27

SECTION 12	No Reversion to Employers		28

SECTION 13	Administration		28

	13.1	Administrative Authority	28
	13.2	Delegation of Administrative Responsibilities and Powers	29
	13.3	Uniform Rules	29
	13.4	Information to be Furnished to Company	29
	13.5	Company's Decision Final	30
	13.6	Exercise of Company's Duties As Plan Administrator	30
	13.7	Administrative Expenses	30
	13.8	Indemnification of Individuals Acting on Behalf of the Company	30
	13.9	The Trustee	30
	13.10	Appointment of Investment Committee and Named Fiduciary	31
	13.11	General Powers, Rights and Duties of the Investment Committee	31
	13.12	General Powers, Rights and Duties of the Investment Committee	33
	13.13	Manner of Action by Investment Committee	33
	13.14	Liabilities and Responsibilities of the Trustee, Investment Committee and Employers	34
	13.15	Cooperation of Names Fiduciary	34

SECTION 14	Amendment and Termination		35

	14.1	Amendment	35
	14.2	Termination	35
	14.3	Merger and Consolidation of the Plan, Transfer of Plan Assets, Acceptance of Transfers from Other Plans	35
	14.4	Distribution on Termination and Partial Termination 3	36
	14.5	Notice of Amendment, Termination or Partial Termination	36

End of TOC - Do not delete this paragraph!

INDEX OF DEFINED TERMS
Section		Defined Term

1.5	-	Accounting Date
7.1	-	Accounts
7.1(c)	-	After-Tax Account
4.2	-	After-Tax Contributions
11.4	-	Beneficiary
2.7	-	Benefits Executive
1.1	-	Code
1.1	-	Company
6.1	-	Company Stock Fund
4.7	-	Compensation
2.1	-	Computation Period
8.3	-	Deferral Percentage
11.1(c)	-	Distribution Date
1.1	-	Effective Date
4.7	-	Eligible Compensation
3.1	-	Eligible Employee
1.2	-	Employer
1.2	-	Employers
5.1	-	Employer Contribution
7.1(a)	-	Employer Contribution Account
1.3	-	ERISA
2.1	-
10.1	-	Hardship
8.3	-	Highly Compensated Group Deferral Percentage
2.3	-	Hour of Service
1.3	-	Investment Committee
6.1	-	Investment Funds
13.11(a)-iii	-	Investment Manager
3.5	-	Leased Employee
2.4	-	Maternity or Paternity Absence
5.10	-	Minimum Employer Contribution
8.3	-	Non-highly Compensated Group Deferral Percentage
2.4	-	One Year Break in Service
3.1	-	Participant
2.1	-
1.9	-	Phone System
1.9	-	PIN
1.3	-	Plan Administrator
1.4	-	Plan Year
7.1(b)	-	Pre-Tax Account
4.1(a)	-	Pre-Tax Contribution
7.1(d)	-	Qualified Matching Account
5.7	-	Qualified Matching Contribution
1.3	-	Recordkeeper
1.2	-	Related Company
11.3	-	Required Beginning Date
7.1(e)	-	Rollover Account
4.6	-	Rollover Contribution
11.5(a)	-	separation from service
1.12	-	Supplements
9.2	-	Termination Date
1.3	-	Trust
1.3	-	Trust Agreement
1.3	-	Trustee